Exhibit 5(a)

July 26, 2005

Green Mountain Power Corporation

163 Acorn Lane

Colchester, Vermont 05446

GREEN MOUNTAIN POWER CORPORATION

2004 STOCK INCENTIVE PLAN

225,000 SHARES OF COMMON STOCK

$3.33 1/3 PAR VALUE

Dear Sirs:

We are acting as special counsel for Green Mountain Power Corporation, a Vermont corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission with respect to the proposed issue and sale by the Company of an additional 225,000 shares of the Company’s Common Stock, $3.33 1/3 par value (the “Additional Common Stock”) pursuant to the terms and conditions of the Green Mountain Power Corporation 2004 Stock Incentive Plan (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In rendering this opinion, we have:

(a) reviewed the action heretofore taken by the Board of Directors of the Company in connection with the authorization of the issuance and sale of the Additional Common Stock, the Plan, and related matters;

(b) reviewed (i) the Registration Statement relating to the Plan and the Additional Common Stock, which we understand you propose to file with the Securities and Exchange Commission under the Securities Act of 1933, on the date hereof and (ii) the Plan;

(c) examined an order of the Public Service Board of the State of Vermont dated June 28, 2004, consenting to and approving the issue and sale of the Additional Common Stock pursuant to the Plan;

(d) examined the opinion, dated the date hereof, addressed to you, of Donald J. Rendall, Jr., Vice President and General Counsel of the Company, relating to the Additional Common Stock; and

(e) made such examination of law and examined originals, or copies certified or otherwise authenticated to our satisfaction, of all such other corporate records, instruments,

certificates of public officials and/or bodies, certificates of officers and representatives of the Company, and such other documents, and discussed with officers and representatives of the Company such questions of fact, as we have deemed necessary in order to render the opinion hereinafter expressed.

Based on the foregoing, we are pleased to advise you that, in our opinion:

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Vermont.

2. The Public Service Board of the State of Vermont consented to the issue and sale of the Additional Common Stock pursuant to the Plan in the Order dated June 28, 2004.

3. When (i) the Registration Statement has become effective, (ii) the Additional Common Stock has been duly listed on the New York Stock Exchange and (iii) the Additional Common Stock has been duly issued and sold pursuant to the Plan to participants therein, then the Additional Common Stock will be validly issued, fully-paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. We do not undertake to advise you of any changes in the opinions expressed herein based on matters that might hereafter arise or be brought to our attention.

We are members of the Bar of the State of New York and not of the State of Vermont and, in giving the foregoing opinion, we have relied upon the above-mentioned opinion of Donald J. Rendall, Jr. as to all matters of Vermont law involved in the conclusions stated in our opinion.

Very truly yours,

/s/ HUNTON & WILLIAMS, LLP
HUNTON & WILLIAMS, LLP